Exhibit 23.2

KPMG LLP One Financial Plaza 755 Main Street Hartford, CT 06103

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated March 16, 2023, with respect to the consolidated financial statements of Aspen Aerogels, Inc., and the effectiveness of internal control over financial reporting, incorporated herein by reference.

/s/ KPMG LLP

Hartford, Connecticut

March 16, 2023